UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 11, 2007

EMTA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-136583	41-2145746
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7430 E. Butherus, Suite C, Scottsdale, AZ		85260
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	480-222-6222

Not Applicable
Former name or former address, if changed since last report

Copies to:
Marc J. Ross, Esq.
Louis A. Brilleman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Tel: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

(a) EMTA Holdings, Inc. (the "Company") informed AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC (collectively, the "Investors") on August 23, 2007 that it was suspending its agreement because it believes that the Investors had violated the terms and conditions of the loan agreement and subsequently on September 11, the Company was notified by the Investors that the Company was in default in connection with its obligations under the Company’s 6% Callable Secured Convertible Notes, dated April 28, 2006, 6% Callable Secured Convertible Notes, dated August 17, 2006, and its 6% Callable Secured Convertible Notes, dated October 26, 2006, and its 6% Callable Secured Convertible Notes, dated November 10, 2006 (collectively, the “Notes”). In the default notice, the Investors allege that the Company has failed to honor its conversion obligations under the Notes regarding their conversion rights and has failed to retract its threat not to honor such rights.

On September 14, 2007 the Company received a Complaint filed by the Investors in the Supreme Court of the State of New York, County of New York (Index No. 60027/07) claiming that the Company has breached the contracts by not honoring notices of conversion of debt for shares of common stock of the Company. The Company intends to vigorously defend this actions and believes it has good defenses and cause for cross complaints against the Investors.

The Notes in the aggregate principal amount of $3,000,000 had been issued to the Investors under the terms of securities purchase agreement dated April 28, 2006. As a result of the default notice, all payments due under the Notes are accelerated and the entire balance of the principal plus all accrued but unpaid interest under the Notes in the aggregate amount of $2,420,241 will be due immediately.

Item 9.01.	Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EMTA Holdings, Inc.

Date: September 14, 2007	By:	/s/ Edmond L. Lonergan
Edmond L. Lonergan President - Chief Executive Officer